Exhibit 13

                               EUCLID MUTUAL FUNDS

                             SUBSCRIPTION AGREEMENT

      The undersigned, Euclid Advisors LLC (the "Subscriber") hereby subscribes for twenty-five thousand dollars ($25,000.00) worth of shares of beneficial interest, without par value, of each of the following: (1) Class A Shares, (2) Class B Shares, (3) Class C Shares and (4) Class I Shares of Euclid Market Neutral Fund, a series of EUCLID MUTUAL FUNDS, a Delaware business trust (the "Trust"), at the net asset value per share of each such share, payment of which is herewith made in full.

      The Trust reserves the right to reject this subscription for any reason whatsoever which it, in its sole discretion, deems sufficient, by not signing this Agreement and refunding all funds paid herewith, in which event the Trust shall have no further obligations thereunder.

      The Subscriber hereby represents that it is acquiring the shares for its own account for investment and with no present intention of reselling or otherwise distributing the same.

      This Subscription Agreement contains the entire agreement between the Trust and the Subscriber respecting the subject matter hereof, and no agent or other representative of the Trust or any person has any power to change or alter its terms.

      The Declaration of Trust of the Trust, is on file with the Secretary of State of Delaware and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the Trustees or officers of the Trust individually, and the obligations of or arising out of this Agreement are not binding upon the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

Accepted and agreed to this ____ day of ______________, 1998


EUCLID MUTUAL FUNDS                    EUCLID ADVISORS LLC


----------------------                 ------------------------------
Alfred J. Ratcliffe                    Eugene J. Glaser
First Vice President &                 President
Treasurer